Exhibit 99.1

CIBER, Inc.

Operating Results Scorecard

Quarter Ended December 31, 2004

In thousands, except for Billing Rate & Headcount

	Q4 ‘04		12 mos. 12/31/04
	Amount	%	Amount	%
Revenue By Division
Commerical Solutions	89,415	38.01	353,501	41.93
Federal Government Solutions	41,160	17.50	147,685	17.52
State & Local Government Solutions	29,187	12.41	115,493	13.70
Enterprise Solutions	21,909	9.31	88,002	10.44
Europe	53,887	22.91	140,790	16.70
Corporate/Intersegment Eliminations	(321)	(0.14)	(2,450)	(0.29)
Company Total Revenue	235,237	100.00	843,021	100.00

Gross Profit By Division
Commerical Solutions	22,293	24.93	91,886	25.99
Federal Government Solutions	8,957	21.76	35,271	23.88
State & Local Government Solutions	7,534	25.81	31,660	27.41
Enterprise Solutions	7,664	34.98	28,707	32.62
Europe	16,377	30.39	44,692	31.74
Corporate/Intersegment Eliminations	(57)	(0.02)	(42)	(0.00)
Company Total Gross Profit	62,768	26.68	232,174	27.54

SG&A Expenses by Division
Commerical Solutions	15,237	17.04	62,605	17.71
Federal Government Solutions	4,206	10.22	15,638	10.59
State & Local Government Solutions	6,039	20.69	22,872	19.80
Enterprise Solutions	4,734	21.61	20,733	23.56
Europe	13,484	25.02	35,625	25.30
Corporate/Intersegment Eliminations	4,389	1.87	19,219	2.28
Company Total SG&A Expenses	48,089	20.44	176,692	20.96

Operating Income by Division/Company Total Net Income
Commerical Solutions	7,056	7.89	29,281	8.28
Federal Government Solutions	4,751	11.54	19,633	13.29
State & Local Government Solutions	1,495	5.12	8,788	7.61
Enterprise Solutions	2,930	13.37	7,974	9.06
Europe	2,893	5.37	9,067	6.44
Corporate/Intersegment Eliminations	(4,446)	(1.89)	(19,261)	(2.28)
Operating Income before Amortization Expense (EBITA)	14,679	6.24	55,482	6.58
Amortization Expense	1,375	0.58	4,214	0.50
Operating Income	13,304	5.66	51,268	6.08
Other Income (Expense)	(1,895)	(0.81)	(3,873)	(0.46)
Income Before Taxes	11,409	4.85	47,395	5.62
Provision for Income Taxes	3,958	1.68	17,694	2.10
Company Total Net Income	7,451	3.17	29,701	3.52

Average Billable Headcount by Division
Commerical Solutions	3,000		2,960
Federal Government Solutions	1,765		1,550
State & Local Government Solutions	905		820
Enterprise Solutions	370		375
Europe	1,100		750
Company Total Average Billable Headcount	7,140		6,455

Average Total Headcount by Division
Commerical Solutions	3,465		3,450
Federal Government Solutions	1,825		1,760
State & Local Government Solutions	1,010		975
Enterprise Solutions	435		445
Europe	1,355		900
Company Total Average Total Headcount	8,090		7,530

Utilization by Division
Commerical Solutions	89.4%		90.5%
Federal Government Solutions	92.7%		93.7%
State & Local Government Solutions	86.7%		90.5%
Enterprise Solutions	68.5%		72.0%
Europe	70.8%		68.6%
Company Total Utilization	86.0%		87.9%

Average Hourly Bill Rates by Division
Commerical Solutions	$63.62		$63.78
Federal Government Solutions	$49.67		$49.95
State & Local Government Solutions	$72.58		$73.11
Enterprise Solutions	$147.33		$145.35
Europe	$125.00		$122.52
Company Total Average Hourly Bill Rates	$74.80		$72.57